EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME (LOSS) PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                              FOR THE YEAR
               COMPUTATION OF PRIMARY                            ENDED
             EARNINGS (LOSS) PER SHARE:                    DECEMBER 31, 1995
                                                        -----------------------

Net Income (Loss) Applicable to Common Shareholders            $  34,340
                                                               =========

Weighted Average of Primary Shares:
     Common Stock                                                 43,925
     Assumed Conversion of Options and Warrants                    2,578
                                                               ---------

                                                                  46,503
                                                               =========

Primary Earnings Per Share                                     $    0.74
                                                               =========


A calculation for the years ended December 31, 1993 and 1994 have not been presented since the effect of the options and warrants would have been anti-dilutive.